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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                INFOAMERICA, INC.

                                       AND

                             IFOA ACQUISITION CORP.
                     (THE "BUYER AND THE MERGER SUBSIDIARY")

                                       AND

                       TECHNICAL SERVICES BROADBAND, INC.
                                 (THE "COMPANY")

                                       AND

                                JOSEPH R. TRAHAN

                                       AND

                                SHERREY D. TRAHAN
                              (THE "SHAREHOLDERS")

                                   DATED AS OF

                                DECEMBER 19, 2000

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                                TABLE OF CONTENTS

                                                                                                                       PAGE
1.       The Merger...............................................................................................1

         1.1.         The Merger..................................................................................1
         1.2.         Effect of the Merger........................................................................2
         1.3.         Adoption of the Agreement by the Shareholders...............................................2
         1.4.         Consummation of the Merger..................................................................2
         1.5.         Merger Subsidiary's Shares..................................................................2
         1.6.         Charter; Bylaws; Directors and Officers.....................................................2
         1.7.         The Closing.................................................................................2

2.       Conversion of Shares.....................................................................................2

         2.1.         Conversion of Shares........................................................................2
         2.2.         Calculation of Purchase Price...............................................................3
         2.3.         Payment of Purchase Price...................................................................3
         2.4.         Shares to be Delivered to an Escrow Account.................................................3
         2.5.         Stock Options, Warrants, Treasury Shares, Etc...............................................3
         2.6.         Closing of Stock Transfer Books.............................................................3

3.       Representations and Warranties of the Shareholders and the Company.......................................4

         3.1.         Legal Capacity; No Restrictions.............................................................4
         3.2.         Ownership...................................................................................4
         3.3.         The Shareholders' Interest in Similar Businesses............................................4
         3.4.         Corporate...................................................................................4
         3.5.         Capitalization..............................................................................5
         3.6.         No Conflicts................................................................................6
         3.7.         Financial Statements........................................................................6
         3.8.         Litigation..................................................................................6
         3.9.         No Undisclosed Liabilities..................................................................6
         3.10.        Intellectual Property.......................................................................6
         3.11.        Owned Real Property; Leased Property........................................................7
         3.12.        Title to and Condition of Property..........................................................8
         3.13.        Compliance With Laws and Orders.............................................................8
         3.14.        Accounts Receivable.........................................................................9
         3.15.        Material Contracts..........................................................................9
         3.16.        Taxes.......................................................................................9
         3.17.        Environmental Matters......................................................................10
         3.18.        Insurance..................................................................................12
         3.19.        Bank Accounts..............................................................................12
         3.20.        Employee Benefits..........................................................................12
         3.21.        Absence of Certain Changes.................................................................13
         3.22.        Labor Matters..............................................................................13
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
         3.23.        Major Customers and Suppliers..............................................................14
         3.24.        Affiliates' Relationships to the Company...................................................14
         3.25.        No Other Representations...................................................................14
         3.26.        Finders' and Brokers' Fees.................................................................14
         3.27.        Investment Intent..........................................................................14

4.       Representations and Warranties of the Buyer and the Merger Subsidiary...................................16

         4.1.         Organization and Standing..................................................................16
         4.2.         Capitalization.............................................................................16
         4.3.         Legal Capacity; No Restrictions............................................................16
         4.4.         Compliance with Laws and Other Instruments.................................................17
         4.5.         Finders' and Brokers' Fees.................................................................17
         4.6.         Authorization; Validity of Agreement.......................................................17
         4.7.         No Violations; Governmental Filings........................................................17
         4.8.         Financial Statements.......................................................................18
         4.9.         Litigation.................................................................................18
         4.10.        Absence of Certain Changes.................................................................18
         4.11.        Validity of the Shares to be Issued to the Shareholders....................................18

5.       Covenants and Agreements................................................................................19

         5.1.         Conduct of the Business by the Company.....................................................19
         5.2.         Access to Information......................................................................20
         5.3.         Tax Returns................................................................................20
         5.4.         Other Actions..............................................................................21
         5.5.         Payment of Fees and Expenses...............................................................21
         5.6.         Employment of Mr. Trahan...................................................................21
         5.7.         Employee Benefit Programs..................................................................21
         5.8.         Covenant by the Buyer and the Merger Subsidiary............................................21

6.       Conditions to the Closing...............................................................................22

         6.1.         Conditions Precedent to the Company's and the Shareholders' Obligations to Close...........22
         6.2.         Conditions Precedent to the Buyer and the Merger Subsidiary's Obligations to Close.........22

7.       Closing Deliveries and Actions..........................................................................23

         7.1.         By the Buyer and the Merger Subsidiary.....................................................23
         7.2.         By the Company and the Shareholders........................................................23

8.       Indemnification.........................................................................................24

         8.1.         Indemnification by the Company and the Shareholders........................................24
         8.2.         Indemnification by the Buyer and the Merger Subsidiary.....................................24
         8.3.         Limitations on Amount; Order of Claims.....................................................25
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
         8.4.         Procedure for Indemnification--Third Party Claims other than Taxes.........................25
         8.5.         Procedure for Indemnification - Tax Claims.................................................26
         8.6.         Mitigation of Damages......................................................................26
         8.7.         Recovery of Legal Fees and Expenses........................................................27

9.       Miscellaneous...........................................................................................27

         9.1.         Disclosure Schedules.......................................................................27
         9.2.         Amendments.................................................................................27
         9.3.         Waiver.....................................................................................27
         9.4.         Jurisdiction...............................................................................27
         9.5.         Notices....................................................................................27
         9.6.         Entire Agreement...........................................................................28
         9.7.         Further Assurances.........................................................................28
         9.8.         Severability...............................................................................28
         9.9.         Assignment.................................................................................29
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                                    SCHEDULES
                                    ---------

Schedule 3.1                Legal Capacity; No Restrictions
Schedule 3.3                Ownership
Schedule 3.3(a)             The Shareholders' Interest in Similar Businesses
Schedule 3.4(a)             Qualifications to do Business
Schedule 3.4(c)             Directors and Officers
Schedule 3.5(a)             Capitalization
Schedule 3.6                No Conflict
Schedule 3.8                Litigation
Schedule 3.10               Intellectual Property
Schedule 3.11               Leased Property
Schedule 3.12               Title to and Condition of Property
Schedule 3.13(b)            Licenses and Permits
Schedule 3.15               Material Contracts
Schedule 3.17               Environmental
Schedule 3.18               Insurance
Schedule 3.19               Bank Accounts
Schedule 3.20(a)            Employee Benefit Plans
Schedule 3.21               Absence of Certain Changes
Schedule 3.23(a)            Major Customers
Schedule 3.23(b)            Major Suppliers
Schedule 3.24               No Adverse Interests
Schedule 3.26(b)            Affiliate Obligations
Schedule 4.2                Capitalization


                                    Exhibits
                                    --------

Exhibit A                  Form of Agreement of Merger

Exhibit 6.1(e)             Form of Employment Agreement

Exhibit 6.2(e)             Form of Shareholders Agreement


                                       v
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         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2000 (the
"Agreement") is entered into by and among InfoAmerica, Inc., a Colorado corporation (the "Buyer"), and IFOA Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Buyer (the "Merger Subsidiary"), on the one hand, and Technical Services Broadband Inc., a California corporation (the "Company"), Joseph R. Trahan and Sherrey D. Trahan, the shareholders of the Company (the "Shareholders"), on the other hand. The Company is sometimes referred to herein as the "Surviving Corporation."

                                    RECITALS
                                    --------

                  WHEREAS, the Company, was organized under the laws of the State of California pursuant to Articles of Incorporation filed on May 18, 1999.

                  WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares").

                  WHEREAS, the Buyer, the Merger Subsidiary, the Company and the Shareholders desire that the Merger Subsidiary merge with and into the Company (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of California ("GCLC") with the result that the Company will continue as the Surviving Corporation and wholly owned subsidiary of the Buyer and the separate existence of the Merger Subsidiary shall cease.

                  WHEREAS, the Board of Directors and the Shareholders of the Company have determined that the Merger is in the best interests of the Company and the Shareholders, and have duly adopted resolutions declaring advisable and approving this Agreement and the transactions contemplated hereby.

                  WHEREAS, the sole director of the Merger Subsidiary has determined that the Merger is in the best interests of the Merger Subsidiary and the Sole Shareholder of the Merger Subsidiary and has duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated thereby.

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the legal sufficiency and receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT
                                    ---------

1.       The Merger.

         1.1. The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the GCLC, at the Effective Time (as hereinafter defined), the Merger Subsidiary shall be merged with and into the Company and thereupon, pursuant to the GCLC, the separate

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existence of the Merger Subsidiary shall cease and the Company shall continue to exist as the Surviving Corporation and be governed by the GCLC.

         1.2. Effect of the Merger. After the Effective Time, pursuant to the GCLC, the separate existence of the Merger Subsidiary will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of the Company and shall be subject to all the debts and liabilities of the Company in the same manner as if the Surviving Corporation had itself incurred them.

         1.3. Adoption of the Agreement by the Shareholders. Upon the execution of this Agreement, the Shareholders, holding all of the outstanding shares of the Company's common stock, no par value per share (the "Common Stock"), shall adopt this Agreement and approve the transactions contemplated herein and the statutory Agreement of Merger (as defined in Section 1.4), by written consent action (the "Shareholders' Consent") as permitted by the GCLC and the Company's Articles of Incorporation and By-laws.

         1.4. Consummation of the Merger. The Merger shall become effective upon the filing with the Secretary of State of the State of California, duly executed statutory Agreement of Merger attached hereto in the form of Exhibit A (the "Agreement of Merger"). The date and time when the Merger is effective is referred to as the ("Effective Time").

         1.5. Merger Subsidiary's Shares. Each of the shares of common stock, par value $.01, of the Merger Subsidiary (the "Merger Subsidiary's Common Stock"), issued and outstanding immediately prior to the Effective Time shall be canceled upon surrender of the certificate formerly representing the Merger Subsidiary's Common Stock.

         1.6. Charter; Bylaws; Directors and Officers. The Articles of Incorporation of the Company, as amended, from and after the Effective Time shall be the Articles of Incorporation of the Surviving Corporation as provided by the GCLC. The By-laws of the Company from and after the Effective Time shall be the By-laws of the Surviving Corporation. The current directors and officers of the Company shall resign from their positions with the Company as of the Effective Time. The initial directors and officers of the Merger Subsidiary prior to the Effective Time, shall be the directors and officers, respectively, of the Surviving Corporation on and after the Effective Time, until their respective successors are duly elected and qualified.

         1.7. The Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 at 10:00 a.m., local time, on December 18, 2000, or such other date, time or place as may be agreed to in writing by the parties hereto (the "Closing Date").

2.       Conversion of Shares.

         2.1. Conversion of Shares. By virtue of the Merger and without any action on the part of the holders of capital stock of the Company, at the Effective Time the Shares shall be converted into an aggregate purchase price of five hundred seventy-five thousand dollars

($575,000) (the "Purchase Price") of which $465,000 shall be payable in IFOA Common Stock (as hereinafter defined) and $110,000 of which shall be payable in cash.

         2.2. Calculation of Purchase Price. The Purchase Price has been calculated by projecting that the cash flow of the Company for the year ending December 31, 2000 will be $300,000 (the "Projected Cash Flow") and multiplying the Projected Cash Flow by two (2).

         2.3. Payment of Purchase Price. The Purchase Price shall be payable as follows:

         (a) The Shareholders shall receive four hundred sixty-five thousand dollars ($465,000) of the Purchase Price in shares of IFOA common stock, par value $0.025 per share (the "IFOA Common Stock") (the "Consideration Shares"), free and clear of any and all encumbrances (as defined in Section 3.2) valued at the highest closing price of the IFOA Common Stock between the date hereof and January 1, 2001; provided, however, that the price per share shall not be valued at greater than $2.00 per share.

         (b) The Shareholders shall receive the cash portion of the Purchase Price in the form of a cash earn-out (the "Earn Out") of one hundred ten thousand dollars ($110,000) payable in two equal installments of fifty-five thousand dollars ($55,000), the first installment payable on the Closing Date and the second installment payable on January 2, 2001.

         2.4. Shares to be Delivered to an Escrow Account. The Buyer shall deposit into an escrow account with Parker Chapin LLP twenty thousand (20,000) of the Consideration Shares (the "Escrow Shares"). In the event the Company's audited financial statements for the year ending December 31, 2000 evidences cash flow less than the Projected Cash Flow (the "Differential Cash Flow"), the number of Consideration Shares to be issued shall be reduced (the "Reduced Shares"). The number of Reduced Shares shall first be applied against the Escrow Shares. If the Differential Cash Flow exceeds the valuation of the Escrow Shares, that number of Reduced Shares shall then be applied against the balance of the Consideration Shares. If the Company achieves the Projected Cash Flow, the Escrow Shares shall be delivered to the Shareholders.

         2.5. Stock Options, Warrants, Treasury Shares, Etc. Prior to the Effective Time, the Company shall cause each outstanding stock option, warrant or other right to purchase any capital stock of the Company, if any, whether or not then exercisable or vested, to be canceled, and no cash or other consideration shall be paid or delivered in exchange therefor. Any shares of capital stock held in the treasury of the Company, if any, shall be canceled and retired and no cash, securities or other consideration shall be paid in respect of such shares.

         2.6. Closing of Stock Transfer Books. On and after the date of this Agreement there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company that were issued and outstanding immediately prior to the date hereof.

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3. Representations and Warranties of the Shareholders and the Company. The
Company and the Shareholders, jointly and severally, make the following representations and warranties to the Buyer and the Merger Subsidiary and acknowledge that the Buyer and the Merger Subsidiary are relying upon such representations and warranties in connection with the purchase by the Buyer of the Shares, each of which is true and correct on the date hereof and shall survive the Closing of the transactions provided for herein.

         3.1. Legal Capacity; No Restrictions. The Company has the full legal capacity, corporate power and authority to execute and deliver this Agreement and to perform the obligations hereunder. All acts required to be taken by the Company and the Shareholders to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of the Company and the Shareholders, enforceable in accordance with its terms subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law. The execution, delivery and performance of this Agreement by the Company and the Shareholders in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance (as hereinafter defined) pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Articles of Incorporation, as now in effect, or By-laws, as now in effect, of the Company, or (b) any material franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which the Company or the Shareholders are a party or by which either of them (or any of their assets, properties, operations or businesses) may be bound, subject to or affected.

         3.2. Ownership. The Shareholders own all of the issued and outstanding Shares. The Shareholders are the registered holders and beneficial owners of the Shares, free and clear of any and all Encumbrances (the term "Encumbrances" as used herein shall mean a mortgage, lien, encumbrance, security interest, restriction, pledge, options, calls, assessments, adverse claims or rights with respect to the property involved). The Shareholders have all legal right, title and authority to transfer the Shares to the Buyer as contemplated hereby. The assignment, transfer and sale of the Shares owned by the Shareholders to the Buyer in accordance with Section 2 hereof will vest in the Buyer full right, title and interest in and to all of the Shares owned by the Shareholders, free and clear of any and all Encumbrances.

         3.3. The Shareholders' Interest in Similar Businesses. Except as set forth on Schedule 3.3, the Shareholders have no financial interest in any person, firm or entity (other than the Company) which is directly or indirectly, engaged in any business engaged in by the Company, or which is a party to any material agreement to which the Company is also a party.

         3.4. Corporate. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified as a foreign corporation in all jurisdictions in which the failure to be so qualified would have a material adverse effect on the business, assets, properties or results of operations or financial condition (a "Material Adverse Effect") of the Company.

                  (a) The states in which the Company is licensed or qualified to do business are listed in Schedule 3.4. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where such business is now being conducted.

                  (b) The copies of the Articles of Incorporation and Bylaws of the Company, including any amendments thereto, which have been delivered by the Company to Buyer and the Merger Subsidiary are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer and the Merger Subsidiary for inspection are true, correct and complete, in all material respects, and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.4(c) (the "Directors and Officers").

                  (c) The Company has all necessary corporate power, legal right, capacity and authority to execute and deliver this Agreement and each ancillary document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. This Agreement and each ancillary document to which the Company is a party have been authorized by the Company's Board of Directors and will be authorized by the Shareholders upon execution of the Shareholders' Consent and, except for execution of the Shareholders' Consent, no further action by the Company's Board of Directors or the Shareholders is necessary therefore. This Agreement and each ancillary document to which the Company is a party when executed and delivered will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law.

         3.5. Capitalization.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock. There are 550,000 shares of Common Stock issued and outstanding. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.5, there are no (i) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (iii) Contracts (as hereinafter defined) or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

                  (b) The Company does not own nor ever has owned any outstanding shares of capital stock or other equity interests of any partnership, joint venture, trust, corporation, limited liability company or other entity and there are no obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company.

         3.6. No Conflicts. Except as set forth on Schedule 3.6, neither the execution nor delivery by the Company of this Agreement or any of the ancillary documents to which it is a party, the performance by the Company of its obligations hereunder or thereunder nor the consummation by the Company of the transactions contemplated hereby will, (a) conflict with any provision of the Company's Articles of Incorporation, By-laws or other organizational documents,
(b) conflict with any provision of any material Contract to which the Company is a party or by which any of the properties or assets of the Company may be bound or otherwise subject, (c) conflict with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), or (d) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity unless such conflict would not have a Material Adverse Effect on the Company.

         3.7. Financial Statements. The Company has delivered to the Buyer a balance sheet as of September 30, 2000 and the related statement of operations, for the nine-month period then ended compiled by Perry S. Engel, CPA (the "Interim Financial Statement"). The Interim Financial Statement is true, complete and accurate, has been prepared in accordance with the books and records of the Company, fairly present in all material respects the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles, in all material respects, except for the absence of a statement of cash flows and certain footnotes thereto.

         3.8. Litigation. Except as set forth on Schedule 3.8 there is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment ("Litigation") in progress, pending or in effect, or to the best knowledge of the Shareholders threatened, against or relating to the Company, its properties, assets, business or Shares or the transactions contemplated by this Agreement, and the Shareholders do not know of any basis of the same. There is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which the Company is a party or by which the Company or its assets, properties, business or Shares are bound.

         3.9. No Undisclosed Liabilities Except as and to the extent specifically disclosed in the Interim Financial Statements, the Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct or indirect), other than commercial liabilities and obligations incurred since the date of the Interim Financial Statements in the ordinary course of business and consistent with past practice or those which are not required to be disclosed in the Interim Financial Statements based upon generally accepted accounting principles.

         3.10. Intellectual Property. Schedule 3.10 lists all trademarks, tradenames, service marks, logos, assumed names, copyrights, patents, material computer programs, and all material related registrations and applications therefor (collectively, "Intellectual Property") that are owned by the Company or used by the Company in the operation of its business. All such Intellectual Property, together with all inventions, know how, trade secrets, discoveries, improvements, designs, shop and royalty rights, all other types of intellectual property that are owned by the Company or used by the Company in the operation of its business, are referred to herein as the "Trade Rights". Except as set forth in Schedule 3.10, the Company has all rights by virtue of ownership, license or other agreement to use all Trade Rights in connection with its business consistent with past practice. All Trade Rights shown as registered in
Schedule 3.10 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. The Company has all Trade Rights to conduct the Business of the Company as it is currently being conducted. The operation of the Company's Business as it is currently conducted is not infringing and has not infringed any Trade Rights of another person or entity, nor to the Knowledge of the Company is any other person or entity infringing the Trade Rights of the Company utilized by the Company in the operation of its Business as it is currently conducted. The Company has not granted any license or made any assignment of any Trade Rights, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others.

         3.11. Owned Real Property; Leased Property. The Company does not own, and has never owned, any real property. The Company leases no real property other than those listed in Schedule 3.11 and the Company is not a party to any lease of personal property other than those described in Schedule 3.11. All real property leases described in Schedule 3.11 to which the Company is a party are in full force and effect in accordance with their terms and no real property lease has been assigned, modified, supplemented or amended except as set forth in Schedule 3.11. The Company is not in default under any real property lease, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, and to the knowledge of the Company, no landlord or subtenant is in default under any such real property lease, nor has any event or omission occurred, which through the passage of time or the giving of notice, or both, would constitute a default thereunder. The Company has delivered to Buyer and the Merger Subsidiary true, complete and correct copies of each real property lease listed in Schedule 3.11, and all assignments, supplements and amendments related thereto, each such real property lease represents the entire agreement of understanding between each respective landlord or subtenant and the Company with respect to the leased real property. Except as set forth in Schedule 3.11, no consents are required from any landlord as a result of the transactions contemplated in this Agreement.

                  Duly issued certificates of occupancy permitting the real property and improvements located thereon to be legally used and occupied as the same are now constituted are now in full force and effect for all leased real property. With respect to the leased real property described on Schedule 3.11 no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the leased real property from and to the existing highways and roads and to the knowledge of the Company there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress, and (b) there is not (i) any claim of adverse possession involving any of the real leased property, (ii) any property which encroaches on any of the boundaries of any real leased property, or (iii) any structure of any other party which encroaches on the boundaries of any real leased property. To the Company's knowledge, no public improvements have been commenced and none are planned in which either case may result in special assessments against or otherwise have a material adverse effect on any real leased property. To the knowledge of the Company, neither in whole nor any part of the leased real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

         3.12. Title to and Condition of Property.

                  (a) Title. Except as set forth on Schedule 3.12, the Company has good title, free and clear of all mortgages, liens, security interests, claims, pledges, licenses, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), to all of the Company's assets, business and properties, including without limitation all such assets and properties reflected in the Interim Financial Statements, except for
(i) those items of the leased personal property listed on Schedule 3.11 which are leased by the Company pursuant to leases listed on Schedule 3.11 and (ii) Liens, such as liens for taxes not yet delinquent, mechanics' liens or Liens for municipal and zoning ordinances and easements for public utilities, which do not materially interfere with or restrain the Company's operation of the Business or the use of the Company's assets and properties.

                  (b) Condition. All material assets owned or utilized by the Company, are in good operating condition.

         3.13. Compliance With Laws and Orders.

                  (a) Compliance. The Company is in Material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). The Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by the Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, the Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  (b) Licenses and Permits. The Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted and operation of the Company's facilities). All such licenses, permits, approvals, authorizations and consents are described in
Schedule 3.13(b) and are in full force and effect. The Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

         3.14. Accounts Receivable. The accounts receivable of the Company have arisen, and as of the Effective Time will have arisen, from arm's length bona fide transactions actually made in the ordinary course of the Company's business consistent with past practice. All accounts receivable of the Company are collectible (net of the reserve shown on the Interim Financial Statement for doubtful accounts) in the ordinary course of business; are subject to no counterclaim or setoff other than in the ordinary course of business; and are not in dispute.

         3.15. Material Contracts. Schedule 3.15 sets forth a list of every contract, obligations, understanding, agreement or other commitment (whether written or oral) (collectively, "Contracts") entered into by the Company that
(i) provides for aggregate future payments by or to the Company of more than $10,000 or has an unexpired term exceeding six months or may not be canceled upon more than 30 days notice without any liability, penalty or premium; (ii) that was entered into by the Company with any Affiliate (as herein defined);
(iii) that involves the purchase, lease or ownership of any real property by or for the Company; or (iv) that is a loan agreement, promissory note, letter of credit, guaranty or other evidence of indebtedness (the foregoing, collectively, "Material Contracts"). The Company has provided to Buyer and the Merger Subsidiary a true, complete and correct copy of each Material Contract. Without limiting the generality of the foregoing, the Company is not a party to nor is it bound by any Contract requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world. The Company is not in default under any Material Contract, nor to the knowledge of the Company has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Company unless such default would not have a Material Adverse Effect on the Company. To the Company's knowledge, no third party is in default under any Material Contract, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.16. Taxes.

                  (a) Subchapter S Election. The Company has properly and timely filed all elections and other documents necessary for it to be treated as a Subchapter S corporation under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable state and local law, and no challenge to the validity of such status has been made against the Company by any Person since May 28, 1999.

                  (b) Tax Returns. The Company: (i) has duly and timely filed with the appropriate authorities all Tax Returns (as defined below) required to be filed by or on behalf of the Company on or before the date hereof and has delivered to the Buyer and the Merger Subsidiary true and complete copies of all such Tax Returns for its most recent fiscal year, which Tax Returns are true, correct and complete, and (ii) has duly and timely paid or caused to be timely paid all Taxes (as defined below) due and payable in respect of all periods up to and including the date hereof, including without limitation all Taxes shown as due on any Tax

Return. The provision made on the Interim Financial Statements for Taxes is sufficient for the payment of all Taxes not yet payable in respect of all periods up to and including the date hereof.

                  (c) Tax Audits. The Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

                  (d) Other. The Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any taxing authority, (iv) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

                  For purposes of this Agreement, "Tax" means any tax, fee, levy, duty, assessment or other governmental charge imposed by any governmental authority (including without limitation any income, franchise, gross receipts, property, sales, use, excise, services, value added, ad valorem, withholding, social security, estimated, accumulated earnings, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, severance, stamp, minimum, environmental, occupancy, customs or occupation tax), including without limitation any liability therefor as a result of Treasury Regulation '1.1502-6 (or any comparable state, local or foreign Tax provision), as a transferee (including under Section 6901 of the Code or any comparable state, local or foreign Tax provision) or as a result of any Tax sharing or similar agreement, and any interest, additions to tax and penalties in connection therewith. "Tax Return" means any return, declaration, report, estimate, claim, information return or statement and any amendment thereto, together with any supporting information or schedules, which is filed or required to be filed under applicable Law in connection with the determination, assessment, collection, payment, refund or administration of any Tax, whether on a consolidated, combined, unitary or separate basis or otherwise.

         3.17. Environmental Matters.

                  (a) Definitions. For purposes of this Section 3.17 the following terms shall have the following meanings:

                  "Environmental Claim" shall mean any investigation, notice, violation, demand, suit, injunction, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (i) pursuant to, or in connection with, a violation by the Company of any Environmental Law, (ii) in connection with any Hazardous Material, (iii) from any abatement, removal, remedial, corrective, or other response action by the Company in connection with a Hazardous Material, Environmental Law or order of a Government Entity or (iv) from any damage, injury, threat, or harm to the environment by the Company.

                  "Environmental Law" shall mean any current Legal Requirement and any Legal Requirement in effect as of and including the Closing Date pertaining to the protection of the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq. ("RCRA"), and any implementing law, and any amendment, rule, or regulation issued thereunder.

                  "Governmental Approval" shall mean any permit, license, variance, certificate, clearance, closure, exemption, decision or action or approval of a Government Entity which is required under an Environmental Law.

                  "Hazardous Material" shall mean any material which is hazardous or toxic to the environment and which is subject to regulation, control or remediation under Environmental Law, including, without limitation, asbestos, polychlorinated biphenyl ("PCBs") and petroleum (including crude oil and any fraction thereof).

                  "Legal Requirement" shall mean any treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree, or other requirement of any Government Entity relating to health, safety, natural resources and the environment.

                  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing into the indoor or outdoor environment including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

                  (b) Warranties and Representations. Except as set forth in
Schedule 3.17:

                           (i) The Company has obtained all necessary
         Governmental Approvals necessary for the operations of their businesses and properties.

                           (ii) The Company has not (a) caused any Release or disposal of any Hazardous Material at the Real Property or (b) caused any Release of any Hazardous Material at any third party property.

                           (iii) The Company has not received any notification of any actual or potential responsibility for any Release at any third party property.

                           (iv) To the Company's knowledge no real property leased or owned by the Company contains any: (a) underground storage tank, (b) asbestos containing building material, PCBs, radon, or urea formaldehyde foam, (c) landfill or dump, or (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law.

                           (v) To the Company's knowledge there is no Environmental Claim involving any real property leased by the Company or other property formerly leased or operated by the

         Company or any subsidiary or to the knowledge of the Company threatened against the Company or any subsidiary.

                           (vi) To the Company's knowledge there are no conditions on, under or in any way affecting the real property owned or leased by the Company which would impose liability to the Company under any Environmental Law.

                           (vii) The Company does not utilize and has not utilized in the past any underground storage tanks, or any underground hoists, at any real property owned or leased by the Company, or formerly owned or leased by the Company.

         3.18. Insurance. Schedule 3.18 contains a list of all policies of insurance covering the Company, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance. All such policies are valid, outstanding and enforceable policies, and, except as set forth on
Schedule 3.18, no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and neither the Company nor the Shareholders have knowledge of any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor the Shareholders know of any basis for denial of any claim under any such policy.

         3.19. Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, depositories and other financial institutions in which the Company has an account and the names of all persons authorized to draw thereon (the "Bank Accounts").

         3.20. Employee Benefits.

                  (a) Schedule 3.20(a) lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material employee benefit (including, without limitation, non-qualified), bonus, deferred compensation, incentive, stock option, phantom equity, stock appreciation rights (or other equity-based), severance, change-in-control and fringe benefit plans (each a "Plan" and collectively the "Plans") currently maintained for the benefit of, or contributed to or by the Company or any trade or business, whether or not incorporated that, together with the Company would be deemed treated as a "single employer" within the meaning of Section 414 of the Code (an "ERISA Affiliate"). A true, complete and correct copy of each Plan and any and all documents related thereto have been provided by the Company to the Buyer and the Merger Subsidiary.

                  (b) Neither the Company nor any ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated or been required to participate in (i) a "multiemployer plan" as defined in Section 3(37) of

ERISA or (ii) a Plan subject to Title IV of ERISA, Section 302 of ERISA, or Sections 412 and 4971 of the Code. No amount is due or owing from the Company on account of a "multiemployer plan" or on account of any withdrawal therefrom.

                  (c) The Company is in compliance with all provisions of ERISA, the Code and all other Laws applicable to the Plans. The Company has timely filed all reports with respect to any Plans. The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and, as of the date hereof there are no circumstances nor any events that have occurred that could materially adversely affect the qualified status of any such plan or the related trust.

                  (d) The Company is not subject to any dispute or controversy under any Law governing the Plans.

                  (e) There does not now exist, nor do any circumstances now exist that could reasonably be expected to result in, any liability of the Company under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) section 4980B of the Code or sections 502 or 601-608 of ERISA, or (v) any other legal requirement with respect to any Plan, other than such liabilities that arise solely out of, or relate solely to, the benefits provided to participants and beneficiaries of such Plans.

                  (f) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" as defined in
Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         3.21. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.21, since the date of the Interim Financial Statements there has not been (a) any material adverse change in the financial condition, assets, liabilities, business or operations of the Company other than changes caused by general economic or industry conditions or trends expert or (b) any loss, damage or destruction, whether covered by insurance or not, affecting the Company's business or properties.

         3.22. Labor Matters. Within the last five years the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. The Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending or, to the Company's knowledge, threatened. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against or affecting the Company nor any secondary boycott with respect to products of the Company. There are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity. The Company has never been a party to a collective bargaining agreement with any union.

         3.23. Major Customers and Suppliers.

                  (a) Major Customers. Schedule 3.23(a) contains a list of the five largest customers, including distributors, of the Company for its most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither the Company nor the Shareholders has any knowledge or information of any facts indicating that any of the customers listed on Schedule 3.23(a) will not continue to be customers of the Company after the Closing at substantially the same level of purchases as heretofore.

                  (b) Major Suppliers. Schedule 3.23(b) contains a list of the five largest suppliers to the Company for its most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither the Company nor the Shareholders has any knowledge or information of any facts indicating that any of the suppliers listed on Schedule 3.23(b) will not continue to be suppliers to the Company after the Closing and will not continue to supply the Company with substantially the same quantity and quality of goods at competitive prices.

         3.24. Affiliates' Relationships to the Company.

                  (a) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with the Company or is competitive with the Company's business, or (ii) any property, asset or right which is used by the Company in the conduct of its business.

                  (b) Obligations. All obligations of any Affiliate to the Company, and all obligations of the Company to any Affiliate are listed on
Schedule 3.24. All Contracts of the Company with any Affiliate, stockholder of the Company, Affiliate of any stockholder of the Company or any third party relating to the payment of any fees for investment or advisory services are set forth on Schedule 3.24 regardless of whether such Contracts are set forth on any other Schedule hereto.

         3.25. No Other Representations. Except as provided herein in this
Article 3, neither the Company nor the Shareholders make any representations or warranties to the Buyer or the Merger Subsidiary.

         3.26. Finders' and Brokers' Fees. Neither the Shareholders nor the Company, nor anyone on behalf of any such persons, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

         3.27. Investment Intent.

                  (a) The Shareholders understand that the certificates representing the Consideration Shares shall be imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT, AND UNDER APPLICABLE STATE SECURITIES LAWS OR INFOAMERICA, INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION, IN FORM, SCOPE AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, OF COUNSEL WHO IS REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED."

                  (b) The Shareholders are acquiring the Consideration Shares for their own accounts, for investment purposes and not with a view to, or for sale in connection with, any distribution of such Consideration Shares or any part thereof.

                  (c) The Shareholders (i) are each an "accredited investor" as that term is defined in Rule 401(a) promulgated under the Securities Act of 1933, as amended, (ii) are able to fend for themselves in the transactions contemplated by this Agreement, (iii) have such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (iv) have the ability to bear the economic risks of this investment, (v) have had access to and has received such information regarding Buyer as is specified in subparagraph (b)(2) of Rule 402 promulgated under the Securities Act of 1933, as amended, and (vi) without in any way limiting the Buyer and the Merger Subsidiary's right or ability to rely on the representations and warranties made by the Shareholders in or pursuant to this Agreement, have been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, the Buyer and the Merger Subsidiary and to obtain any additional information, to the extent the Buyer and the Merger Subsidiary have such information or could have acquired it without unreasonable expense, all as necessary for the Shareholders to make an informed investment decision with respect to the purchase of the Consideration Shares.

                  (d) The Shareholders understand and acknowledge that (a) the Consideration Shares to be sold and issued hereunder are unregistered and may be required to be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available; (B) the Buyer is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Shares, and (c) Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Consideration Shares.

4. Representations and Warranties of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary jointly and severally represent and warrant to the Shareholders as follows:

         4.1. Organization and Standing. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado. The Merger Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of the State of California. The Merger Subsidiary is a wholly-owned subsidiary of the Buyer.

         4.2. Capitalization.

                  (a) The authorized capital stock of the Buyer consists of 40,000,000 shares of Common Stock. There are 22,706,521 shares of Common Stock issued and outstanding. All such shares of capital stock of the Buyer are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.2, there are no (i) securities convertible into or exchangeable for any of the Buyer's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Buyer or securities which are convertible into or exchangeable for capital stock or other securities of the Buyer, or (iii) Contracts or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Buyer, any such convertible or exchangeable securities or any such options, warrants or other rights.

                  (b) Except as set forth in Schedule 4.2, the Buyer does not own nor ever has owned any outstanding shares of capital stock or other equity interests of any partnership, joint venture, trust, corporation, limited liability company or other entity and there are no obligations of the Buyer to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Buyer.

         4.3. Legal Capacity; No Restrictions. Each of the Buyer and the Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform each of the obligations hereunder. All action required to authorize each of the Buyer and the Merger Subsidiary to enter into this Agreement and to carry out the transactions contemplated hereby has been properly taken; and this Agreement constitutes the legal, valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Buyer and the Merger Subsidiary in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Buyer's Articles of Incorporation or By-laws, as currently amended and in effect, (B) any provision of the Merger Subsidiary's Articles of Incorporation or By-laws, as currently amended and in effect or (c) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which either the Buyer or the Merger Subsidiary is a party or by which it (or any of its assets, properties, operations or business) may be bound, subject to or affected.

         4.4. Compliance with Laws and Other Instruments. Each of the Buyer and the Merger Subsidiary has complied with all existing material federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, and neither the ownership nor use of Buyer's or Merger Subsidiary's properties nor the conduct of the respective businesses conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of their respective (i) Articles of Incorporation or the By-laws, as currently amended and in effect, or (ii) any mortgage, indenture, deed of trust or material Encumbrance, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which either the Buyer or the Merger Subsidiary is a party or by which they or any of their respective properties, assets or operations may be bound or affected or which might materially adversely affect any such properties, assets or operations. Without limiting the generality of the foregoing, to the best knowledge and belief of the Buyer and the Merger Subsidiary, neither the Buyer, the Merger Subsidiary nor any of their respective officers, directors, employees or agents has, directly or indirectly, made, promised to make, or authorized the making of, any offer, payment or gift of money or anything of value to any governmental official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of Buyer where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor has it maintained cash or anything of value, in an account or otherwise, not properly or accurately accounted for on the respective books and records of Buyer or the Merger Subsidiary for this purpose.

         4.5. Finders' and Brokers' Fees. Neither the Buyer, the Merger Subsidiary nor anyone on behalf of either the Buyer or the Merger Subsidiary, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

         4.6. Authorization; Validity of Agreement. Each of the Buyer and the Merger Subsidiary have all necessary corporate power, legal right, capacity and authority to execute and deliver this Agreement, and each ancillary document to which the Buyer and the Merger Subsidiary is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. This Agreement and each ancillary document to which the Buyer and the Merger Subsidiary is a party have been duly authorized by all necessary corporate action on the part of the Buyer and the Merger Subsidiary. This Agreement has been duly executed and delivered by the Buyer and the Merger Subsidiary and is, and each ancillary document to which the Buyer and the Merger Subsidiary is a party when executed and delivered will be, a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against the Buyer and the Merger Subsidiary in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law.

         4.7. No Violations; Governmental Filings.

                  (a) The execution, delivery and performance of this Agreement, and each ancillary document to which the Buyer and the Merger Subsidiary is a party, by the Buyer and the Merger Subsidiary does not, and the consummation by the Buyer and the Merger

Subsidiary of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation, and By-laws of the Buyer or the Merger Subsidiary, (ii) violate any provision of any Contract to which the Buyer or the Merger Subsidiary is a party or by which any of its properties or assets may be bound or otherwise subject or (iii) violate any Order of any Government Entity or any Law, applicable to the Buyer or the Merger Subsidiary or any of its properties or assets.

                  (b) No filing, notice or registration with any Governmental Entity is required by the Buyer or the Merger Subsidiary in connection with the execution, delivery and performance of this Agreement, or any ancillary document to which the Buyer or the Merger Subsidiary is a party, or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated hereby and thereby.

         4.8. Financial Statements.

                  (a) The Buyer has delivered to the Company (i) the balance sheets, related statements of operations and changes in shareholders equity and cash flows, of the Buyer for the fiscal years ended December 31, 1999 and December 31, 1998 respectively audited by Hollander, Lumer & Co. LLP (all of the foregoing, the "Financial Statements") and (ii) a balance sheet as of September 30, 2000, the related statement of operations and changes in shareholders equity and cash flows, for the ten-month period then ended (the "Interim Financial Statement"). The Financial Statements and Interim Financial Statement are true, complete and accurate, have been prepared in accordance with the books and records of the Buyer, fairly present in all material respects the financial position and results of operations and cash flows of the Buyer as of the dates thereof and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles, except the absence of footnotes and for adjustments and accruals.

         4.9. Litigation. There is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment ("Litigation") in progress, pending or in effect, or to the best knowledge of the Buyer or the Merger Subsidiary, threatened, against or relating to the Buyer or the Merger Subsidiary, their respective properties, assets, businesses or capital stock or the transactions contemplated by this Agreement, and neither the Buyer nor the Merger Subsidiary know of any basis for the same. There is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which the Buyer or the Merger Subsidiary is a party or by which the Buyer or the Merger Subsidiary or their assets, properties, business or capital stock are bound.

         4.10. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.10, since the date of the Interim Financial Statements there has not been (a) any material adverse change in the financial condition, assets, liabilities, business or operations of the Buyer other than changes caused by general economic or industry conditions or trends expert or (b) any loss, damage or destruction, whether covered by insurance or not, affecting the Buyer's business or properties.

         4.11. Validity of the Shares to be Issued to the Shareholders. The Consideration Shares to be issued to the Shareholders in connection with the transactions contemplated in this

Agreement will, when issued and paid for in accordance with the terms and conditions of this Agreement, be duly and validly issued, nonassessable shares, free and clear of any and all Encumbrances thereon, and will be issued, subject to the accuracy and validity of the representations and warranties of the Shareholders set forth in Section 3.27, in compliance with all applicable federal and state securities laws.

5.       Covenants and Agreements.

         5.1. Conduct of the Business by the Company. The Company covenants, and the Shareholders covenant, to cause the Company, to conduct its business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, unless otherwise expressly provided in this Agreement, the Company covenants that it will not and the Shareholders covenant to use commercially reasonable efforts so that the Company will not:

                  (a) issue or sell any stock or any other security;

                  (b) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

                  (c) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than loans or advances to employees in accordance with past practices);

                  (d) sell, lease or otherwise dispose of any of its properties or assets, except for sales in the ordinary course of business and consistent with past practice;

                  (e) make any capital expenditure or commitment for additions to property, plant, equipment or other capital assets in excess of $25,000;

                  (f) take any action which materially adversely affects the rights and franchises of the Company, the business organization of the Company or the Company's present relationships with suppliers and customers and others having business relationships with the Company;

                  (g) enter into any Contract, except Contracts which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement;

                  (h) amend its Articles of Incorporation or By-laws or make any changes in authorized or issued capital stock;

                  (i) directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Company's assets or business or any part thereof or any equity securities of the Company (an "Acquisition Proposal"); or

                  (j) enter into any agreement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

         5.2. Access to Information. The Company's officers, directors, employees, agents, accountants and counsel to, upon reasonable notice, shall (a) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer and the Merger Subsidiary complete access, during normal business hours, to (i) the offices, properties, plants, other facilities, books, Contracts, documents and records of the Company and any records concerning the Company maintained and accumulated by its representatives, and
(ii) those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Company's business; (b) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer and the Merger Subsidiary such additional financial and operating data and other information regarding the Company or the Company's business (including, without limitation, any Contracts, licenses and patents in effect as of the date hereof and any Contracts, or licenses being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill of the Company as the Buyer and the Merger Subsidiary may from time to time request; (c) with and only with the prior written consent of the Shareholders, allow the Buyer and the Merger Subsidiary access to any properties for the purposes of conducting environmental, safety and health audit activities (including sampling); and (d) with the prior consent of the Shareholders in each instance, allow access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company.

         5.3. Tax Returns.

                  (a) After the Closing Date, the Buyer, the Company and the Shareholders shall each make available to the other, upon reasonable request, all information, records or other documents relating to the Company Taxes and shall preserve all such information, records or other documents until after the expiration of any applicable statute of limitations (including extensions).

                  (b) With respect to Taxes of the Company prior to Closing and after the Closing, the Shareholders, the Buyer and the Merger Subsidiary each shall:

                  (i) assist (and cause the Company and its personnel to assist at no charge) the Company in preparing any the Company tax returns in accordance with this Section 5.3;

                  (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns with respect to the Company;

                  (iii) make available to the other and to any tax authority as reasonably requested all information, records, and documents relating to taxes of the Company;

                  (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments with respect to the Company (for taxable periods for which the other may have a liability under Article 9 hereof; and

                  (v) furnish the other with copies of all correspondence received from any tax authority in connection with any tax audit or information request with respect to any taxable period for which the other may have a liability under Article 9 hereof.

         5.4. Other Actions. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required to in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

         5.5. Payment of Fees and Expenses. The Company and the Shareholders acknowledge that they are retaining the law firm of Parker Chapin LLP, which also serves as legal counsel to the Buyer and the Merger Subsidiary, to complete the transactions contemplated hereunder. In the event that the Closing shall occur, all fees, costs and expenses relating to the Merger and the other transactions contemplated herein (the "Costs") shall be allocated between the Company and the Buyer, whereby the Company shall pay 25% of such Costs and IFOA shall pay 75% of such Costs.

         5.6. Employment of Joseph Trahan. Within five (5) business days after the Closing Date, Buyer shall cause the Surviving Corporation to execute an employment agreement with Joseph Trahan.

         5.7. Employee Benefit Programs. After the Closing Date, all employees of the Surviving Corporation shall be eligible to participate in the Buyer's stock option program and shall also be eligible to participate in the Surviving Corporation's employee benefit programs, which programs shall be substantially similar to those of the Buyer (collectively, the "Benefit Programs"). Eligibility to participate in the Benefit programs shall begin immediately after the Closing Date, or if later, the date upon which such employee begins employment with the Surviving Corporation. Within thirty (30) after the Closing Date, all Benefit Programs shall be in effect.

         5.8. Covenant by the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary covenant and agree, that if a Closing has not occurred prior to December 28, 2000, pursuant to Section 6.1 (f) and Section 6.2 (f), the Closing shall occur on December 28, 2000 and the Buyer shall issue an additional number of shares of IFOA Common Stock to the Shareholders based on the trading price of the IFOA Common Stock on December 28, 2000, provided, however that the total aggregate value of the Consideration Shares, including such additional shares, shall not exceed $700,000 as set forth in Section 2.13(a).

6. Conditions to the Closing.

         6.1. Conditions Precedent to the Company's and the Shareholders' Obligations to Close. The obligations of the Company and the Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Company and the Shareholders, at or prior to the Closing, of the following conditions:

                  (a) the representations and warranties of the Buyer and the Merger Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as if made on and as of the Closing Date;

                  (b) the Buyer and the Merger Subsidiary shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                  (c) no Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer or the Merger Subsidiary, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby;

                  (d) the Merger Subsidiary and Buyer shall each have delivered to the Shareholders a certificate executed by the secretary, of each of the Merger Subsidiary and the Buyer certifying as true and accurate (i) the Articles of Incorporation of the Merger Subsidiary and the Buyer (ii) the By-laws of the Merger Subsidiary and the Buyer, (iii) the signatures of the officers of each of the Merger Subsidiary and the Buyer executing this Agreement or any ancillary document hereto and (iv) the board of director resolutions of the each of Merger Subsidiary and the Buyer authorizing the transactions contemplated herein;

                  (e) the Buyer shall have executed the Employment Agreement with Joseph Trahan, a form of which is attached hereto as Exhibit 6.1(e); and

                  (f) the trading price of the IFOA Common Stock, as quoted on the Over the Counter Bulletin Board, shall be equal to $1.50 per share or greater.

         6.2. Conditions Precedent to the Buyer and the Merger Subsidiary's Obligations to Close. The obligations of the Buyer and the Merger Subsidiary to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by each of the Buyer and the Merger Subsidiary, at or prior to the Closing, of the following conditions:

                  (a) an officer's certificate certifying that the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as if made on and as of the Closing Date;

                  (b) the Company and the Shareholders shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

                  (c) no Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against the Company, or the Shareholders or any of their affiliates, or any officers or directors the Company, with respect to the transactions contemplated hereby;

                  (d) the Company shall have delivered to the Buyer and the Merger Subsidiary a certificate executed by the secretary of the Company certifying as true and accurate (i) the Articles of Incorporation and By-laws of the Company, (ii) the Shareholders and board of director consents authorizing the actions of the Company's directors and officers for certain periods prior to the Closing in a form reasonably satisfactory to Buyer and the Merger Subsidiary, (iii) the signatures of the officers of the Company executing this Agreement or any ancillary document hereto;

                  (e) the Shareholders shall have executed a Shareholders Agreement, a form of which is attached hereto as Exhibit 6.2(e);

                  (f) the trading price of the IFOA Common Stock, as quoted on the Over the Counter Bulletin Board, shall be equal to $1.50 per share or greater;

                  (g) the Company shall have received from Business Alliance Capital Corp. ("BACC"), a written consent to enter into this Agreement and the transactions contemplated hereby, which will also provide that the execution and delivery of this Agreement shall not constitute an event of default under the Loan and Security Agreement entered into by and between the Company and BACC on July 18, 2000; and

                  (h) the Company shall have received from Katella, LLC ("Katella"), a written consent to enter into this Agreement and the transactions contemplated hereby, which will also provided that the execution and delivery of this Agreement shall not be voidable under the Business Park Lease entered into by and between the Company and Katella on June 15, 2000.

7. Closing Deliveries and Actions.

         7.1. By the Buyer and the Merger Subsidiary. At the Closing, the Buyer and the Merger Subsidiary shall:

                  (a) cause payment to be made to the Shareholders in accordance with Section 2.3; and

                  (b) execute the Employment Agreement with Joseph Trahan.


         7.2. By the Company and the Shareholders. At the Closing, there shall also be delivered to the Buyer:

                  (a) the stock certificates representing the shares of stock of the Company owned by the Shareholders, duly endorsed in blank or accompanied by stock transfer powers and the minute books, stock certificate books and stock transfer ledgers of the Company;

                  (b) a certificate with respect to the Company from the State of California and all jurisdictions in which the Company is qualified to do business attesting as to its good standing therein as of dates recent to the Closing Date;

                  (c) the resignations, dated the Closing Date, of each Director and Officer;

                  (d) an officer's certificate pursuant to Section 6.2(a);

                  (e) a secretary's certificate pursuant to Section 6.2(d);

                  (f) an executed Shareholders Agreement;

                  (g) the written consent of BACC pursuant to Section 6.2(g);
and

                  (h) the written consent of Katella pursuant to Section 6.2(h).

8. Indemnification.

         8.1. Indemnification by the Company and the Shareholders. The Company and the Shareholders hereby agree to indemnify, defend and hold harmless the Buyer and the Merger Subsidiary and each of their respective directors, officers, employees and controlled or controlling persons ("Affiliates") for all losses, liabilities, claims, damages, judgments, awards, costs and expenses (including, without limitation, interest, penalties, court costs and attorneys fees and expenses) (collectively, "Damages") incurred by, asserted against, resulting to or imposed on the Buyer, the Merger Subsidiary or the Merger Subsidiary's Affiliates, directly or indirectly, as a result of or arising out of (i) the inaccuracy or breach of any representation or warranty of the Company or the Shareholders contained or made in this Agreement made by the Company or the Shareholders as of the date of this Agreement or the Closing Date; (ii) the breach by the Company or the Shareholders of any covenant, agreement or obligation of the Company or the Shareholders contained in this Agreement made by the Company or the Shareholders as of the date of this Agreement or the Closing Date or (iii) any assertion by any past or current stockholder of the Company of any suit or action relating to the Merger or any of the transactions contemplated by this Agreement or any other ancillary document pursuant to this Agreement. The indemnification obligations of the Company and the Shareholders under this Section 8.1 shall exist for a period of two (2) years from the Effective Time.

         8.2. Indemnification by the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary shall indemnify the Company and the Shareholders for any Damages incurred by, asserted against, resulting to or imposed on the Company or the Shareholders, directly or indirectly, as a result of (i) the breach of any representation or warranty made by the Buyer or the Merger Subsidiary in this Agreement and (ii) the breach by the Buyer or the Merger

Subsidiary of any covenant, agreement or obligation of the Buyer or the Merger Subsidiary contained in this Agreement.

         8.3. Limitations on Amount; Order of Claims.

                  (a) The Company and the Shareholders shall not have any liability for indemnification under Section 8.1 arising out of the inaccuracy or a breach of any representation or warranty of the Company or the Shareholders, (other than representations and warranties in Section 3.16) unless and until the total of all Damages incurred by the Buyer, the Merger Subsidiary or the Merger Subsidiary's Affiliates exceed $10,000 (the "Basket"), and then the Company and the Shareholders in the aggregate shall only be responsible for the Damages in excess of that amount. Notwithstanding the foregoing, the Basket shall apply only to Damages incurred by Buyer or the Merger Subsidiary arising out of or relating to Environmental Claims and Damages arising out of breaches of Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement.

                  (b) There shall be no maximum aggregate liability of the Company or the Shareholders for Damages under Section 8.1.

         8.4. Procedure for Indemnification--Third Party Claims other than
Taxes.

                  (a) Except in the case of any action, suit or proceeding, or written threat thereof relating to a Tax Claim, promptly after receipt by an indemnified party of written notice of the commencement against it by any third party (including but not limited to any Governmental Entity) of any action, suit or proceeding, or written threat thereof, such indemnified party will, if a claim is to be made against an indemnifying party under this Article 9, give notice to the indemnifying party thereof. The indemnified party shall furnish to the indemnifying party in reasonable detail the information possessed by the indemnified party with respect to such indemnification claim.

                  (b) The indemnifying party shall have 30 days after the notice from the indemnified party to notify the indemnified party in writing of its election to defend the third party claim or demand on behalf of the indemnified party. If the indemnifying party elects to defend such third party claim or demand, the indemnified party shall make available to the indemnifying party all materials reasonably required for that purpose and shall otherwise assist and cooperate with the indemnifying party in the defense of such third party claim or demand, and so long as the indemnifying party is defending such third party claim in good faith, the indemnified party shall not pay, settle or compromise such third party claim or demand. If the indemnifying party elects to defend such third party claim or demand, the indemnifying party shall have the right to control the defense of such third party claim or demand, at the indemnifying party's own expense. If the indemnifying party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, at the indemnifying party's expense, to defend such third party claim or demand.

         8.5. Procedure for Indemnification - Tax Claims.

                  (a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced or initiated to or against the Surviving Corporation by any Tax authority with respect to Taxes for which the Surviving Corporation is entitled to indemnification from the Shareholders, the Surviving Corporation shall promptly notify the Shareholders in writing of the Tax Claim.

                  (b) If the Tax Claim relates to any period of time prior to the Closing Date, the Shareholders may, within 30 days after written notice from the Company, assume and control the defense of such Tax Claim at their own cost and expense and with their own counsel, and the Company agrees to cooperate with the Shareholders in pursuing such contest. If the Shareholders elect to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein: (i) the Shareholders shall keep the Company informed of all material developments and events relating to any such Tax Claim; and (ii) at its own cost and expense, the Company shall have the right to participate in (but not to control) the defense of any such Tax Claim.

                  (c) In connection with the contest of any Tax Claim that the Shareholders have the right to control but do not timely elect to control pursuant to Section 9.7 hereof or any Tax Claim which relates to any period of time after the Closing Date, such contest shall be controlled by the Surviving Corporation, and the Shareholders agree to cooperate with the Surviving Corporation in pursuing such contest.

         8.6. Mitigation of Damages.

                  (a) Anything to the contrary contained herein notwithstanding, in all events, any party who may have any claim for indemnity hereunder shall take all commercially reasonable steps to mitigate the Damages that arise in connection with such matters.

                  (b) No party shall have any liability to another party under this Article 9 for Damages to the extent that such Damages relate to a liability or matter with respect to which the indemnified party has made recovery from an insurance company or from the person causing the damages, to the extent of such recovery.

                  (c) The obligation of an indemnifying party shall be adjusted so as to give effect to any net reduction in federal, state or local income tax liability determined on a consolidated basis to which the party being indemnified hereunder will be actually entitled in connection with the satisfaction by the indemnifying party of any indemnification claim brought by the party being indemnified.

                  (d) The remedies provided in this Article 9 shall be exclusive as to any claim by a party under this Agreement or any other document executed hereunder or arising out of the transactions provided for herein and therein and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party, including, without limitation, any rights or remedies such party may have under any Environmental Law.

         8.7. Recovery of Legal Fees and Expenses. In the event that a party hereto shall assert a claim for indemnification against any other party hereto and it shall be determined that the asserting party is not entitled to indemnification with respect to such claim, the asserting party shall promptly pay to the non-asserting party all of the non-asserting party's expenses (including but not limited to legal fees and expenses) incurred by the non-asserting party in investigating, negotiating, litigating, arbitrating and/or otherwise addressing such claim.

9. Miscellaneous.

         9.1. Disclosure Schedules. Information set forth in the disclosure schedules to this Agreement (collectively referred to herein as the "Disclosure Schedule") specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

         9.2. Amendments. This agreement may be amended, supplemented or modified, any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom the same is sought to be enforced.

         9.3. Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

         9.4. Jurisdiction. This Agreement shall be governed by the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Jurisdiction and venue of any suit or action to enforce this Agreement or for indemnification under the provisions of Article 9 hereof shall rest solely in any state or federal court located in the State of California and the Surviving Corporation, the Company and the Shareholders hereby submit to the personal jurisdiction of the state and federal courts in the State of California for the purpose of resolving any and all matters arising under or in respect of this Agreement and agrees that personal service upon each such party may be made by delivery thereof to such party at the address specified herein.

         9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission or (b) confirmed delivery by a standard courier service or delivery by hand at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to the Company or the Surviving Corporation, to:

                           Technical Services Broadband Inc.
                           1270 E. Katella Avenue
                           Anaheim, CA 92805
                           Attn:  Mr. Joseph Trahan

                  if to the Shareholders, to:

                           8 Calle Alimar
                           Rancho Santa Margarita, CA 92688

                  if to the Buyer, to:

                           InfoAmerica, Inc.
                           5 Clover Leaf Court
                           Tehachapi, CA 93561
                           Attn:  Richard G. Lubic

                  with a copy to:

                           Parker Chapin, LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174
                           Attn: Martin Eric Weisberg, Esq.

         9.6. Entire Agreement. This agreement (together with the Schedules and Exhibits hereto) and the agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively supersede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.

         9.7. Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

         9.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, then (a) such provision, covenant or restriction shall be construed by limiting and reducing it so as to be enforceable to the fullest extent permitted under applicable law and shall thereupon be enforced as so limited and reduced and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.9. Assignment. This agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                           [INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the day and year first written above.

                      INFOAMERICA, INC.


                      By: /s/ Richard G. Lubic
                         -------------------------------------
                         Name:  Richard G. Lubic
                         Title:    President & Chief Executive Officer


                      IFOA ACQUISITION CORP.


                      By: /s/ Richard G. Lubic
                         -------------------------------------
                         Name:  Richard G. Lubic
                         Title:    President


                      TECHNICAL SERVICES BROADBAND INC.


                      By: /s/     Joseph Trahan
                         -------------------------------------
                         Name:    Joseph Trahan
                         Title:   President


                      SHAREHOLDERS

                      /s/Joseph Trahan
                      ----------------------------------------
                      Joseph R. Trahan

                      /s/ Sherrey D. Trahan
                      ----------------------------------------
                      Sherrey D. Trahan